UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 8, 2005

SHOE CARNIVAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21360	35-1736614

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8233 Baumgart Road, Evansville, IN	47725

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(812) 867-6471

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 8, 2005, the Compensation Committee of the Board of Directors of Shoe Carnival, Inc. approved the following actions with regard to compensation of the "named executive officers" of the company:

1. Cash Bonuses Earned in Fiscal 2004 Payable in 2005

Under the Company's Executive Incentive Compensation Plan, most salaried employees, including all executive officers, are eligible to receive a cash bonus equal to a specified percentage of the participant's base salary if certain financial objectives are met. The financial objectives for executive officers for fiscal 2004 related to the attainment of sales, operating income, net earnings, earnings per share, return on equity, return on invested capital and stock price appreciation goals established in advance and approved by the Compensation Committee of the Board of Directors. The cash bonuses awarded for fiscal 2004 consist of amounts earned as calculated under the Executive Incentive Compensation Plan, along with discretionary cash awards.

2. 2005 Base Salary

The Compensation Committee increased the base salaries of the Company's executive officers after a review of the Company's financial performance for fiscal 2004, along with a review of executive compensation practices within the retail and footwear industries. The salary increases were effective on March 8, 2005.

        Fiscal 2005 base salaries and cash bonuses earned in 2004 payable in 2005:

Name	Title	New Base Salary	Previous Base Salary	2004 Cash Bonus

Mark L. Lemond	President and Chief Executive Officer	$650,000	$577,500	$30,000

J. Wayne Weaver	Chairman of the Board	$300,000	$300,000	$0

Timothy T. Baker	Executive Vice President - Store Operations	$397,500	$385,875	$15,000

Clifton E. Sifford	Executive Vice President - General Merchandise Manager	$397,500	$385,875	$15,000

W. Kerry Jackson	Executive Vice President - Chief Financial Officer and Treasurer	$250,000	$197,500	$25,000

3. Split-Dollar Life Insurance

In March 1999, the Company established a split-dollar life insurance arrangement on the lives of Mr. Lemond and his spouse. The life insurance policy provides coverage in the amount of $1.0 million, payable on the death of the last to survive. The annual premiums on the policy are $21,300. Under the arrangement, at the later of the death of Mr. Lemond or his spouse, the Company will be reimbursed for all premiums paid by it, and the balance of the proceeds of the policy would be paid to the estate of Mr. Lemond or his spouse.

Prior to the enactment of the Sarbanes-Oxley Act on July 30, 2002, the Company paid all of the premiums on the policy. There is currently uncertainty as to whether the payment of premiums on a split-dollar life insurance policy by a company would constitute a personal loan prohibited under the Sarbanes-Oxley Act. Due to this uncertainty, Mr. Lemond now pays the premiums on his split-dollar life insurance policy, and the Company pays to Mr. Lemond a bonus in an amount sufficient to cover the premium paid by Mr. Lemond and the tax liability on the bonus. The bonus to reimburse Mr. Lemond for the 2005 premium payment and associated taxes is $35,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOE CARNIVAL, INC.
(Registrant)

Dated: March 14, 2005	By:	/s/ W. Kerry Jackson

W. Kerry Jackson
Executive Vice President and Chief Financial Officer